Exhibit 10.121

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (hereinafter “Agreement”) is hereby entered into between David Bidgood, and all of his agents, successors, heirs, and assigns (collectively referred to as “Executive”), and Bluegreen Vacations Unlimited, Inc. (hereinafter referred to as the “Employer”).

Recitals

WHEREAS, Executive’s employment has been ended by the Employer without cause.

WHEREAS, Executive’s last day of employment with Employer is September 8, 2017 (“Separation Date”) and after that date, the only payments Executive will be entitled to receive are those set forth in this Agreement.

WHEREAS, Executive desires to compromise, finally settle, and fully release any and all actual or potential claims including those related to his employment and termination of employment that Executive in any capacity may have or claim to have against Employer.

WHEREAS, Executive acknowledges that he is waiving his rights and claims only in exchange for consideration in addition to anything of value to which he already is entitled from Employer.

NOW, THEREFORE, in consideration of the mutual promises and covenants between the parties, Executive and Employer hereby agree to the following Terms and Conditions:

Terms and Conditions

1.           All the foregoing Recitals are true and correct and are incorporated as part of these Terms and Conditions.

2.           Separation Benefits.

A.           Employer shall pay or provide Executive the following amounts and benefits:

(1)          The sum of $1,299,138.00, payable as provided in Paragraph 3A below.

(2)          The sum of $1,650,000.00, payable as provided in Paragraph 3B below.

(3)          The gross amount of the monetary equivalent of the cost of 18 months of COBRA premiums under the Employer’s group health plan for health, dental and vision coverage for Executive and his dependents covered under the plan as of the date of this Agreement less the monetary equivalent of the required contribution for comparable coverage by active employees under the Employer’s group health plan. This amount will be payable as provided in Paragraph 3C below to assist Executive in paying for health insurance coverage, regardless of whether he elects to continue his group health, dental and vision insurance coverage through COBRA, which will require Executive’s payment to the Employer’s COBRA administrator, obtains insurance from another source or does not maintain any insurance. This amount is referred to as the “Insurance Supplement.” The amount of the Insurance Supplement is subject to adjustment based on the equivalent COBRA premiums under the Employer’s group health plan for health, dental and vision coverage that Employer establishes during the period March 9, 2018 through February 22, 2019. For information only, as of the date of this Agreement, the amount of COBRA equivalent premiums for 18 months for Executive, less the amount of required contribution by active employees for comparable coverage, is $16,450.74.

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(4)          Potential benefit under the Bluegreen Corporation 2011 Long Term Incentive Plan, as amended and restated effective as of June 27, 2013 (“LTIP”), as described in Paragraph 4 below.

3.           Cash Payments.

A.           Payment of $1,299,138.00 will be made as follows:

(1)          $49,966.85 on each of Employer’s bi-weekly pay dates beginning October 6, 2017 through February 9, 2018;

(2)          $40,331.50 on February 23, 2018;

(3)          $208,762.00 on or about March 31, 2018;

(4)          $379,556.00 on or about March 1, 2019;

(5)          $6,570.00 on each of Employer’s bi-weekly pay dates beginning on the later of March 9, 2018 or the next pay date after the date that is six months and one day after Executive’s Separation Date and extending for 26 regularly scheduled pay dates.

B.           Payment of $1,650,000.00 will be made in 26 equal payments of $63,461.54 on each of Employer’s bi-weekly pay dates beginning after Executive’s Separation Date. However, because Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations issued thereunder (“Section 409A”), and due to the operation of Paragraph 5 of this Agreement, payment will not begin until the later of six months and one day after Executive’s Separation Date or March 9, 2018 and will extend for a total of 26 payments.

C.           Payment of the Insurance Supplement will be made in substantially equal payments beginning after Executive’s Separation Date. However, because Executive is a “specified employee” as defined in Section 409A, and due to the operation of Paragraph 5 of this Agreement, payment will not begin until the later of six months and one day after Executive’s Separation Date or March 9, 2018 and will extend for a total of 26 payments.

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D.           Payment of all cash amounts provided under this Agreement will reduced by applicable taxes and other withholdings authorized by the Executive or required by law and paid under the Employer’s regular payroll cycle. All specific pay dates provided assume Executive’s release referred to in Paragraph 7 below is delivered to Employer and becomes irrevocable on or before October 4, 2017. If Executive’s release is delivered to Employer and becomes irrevocable after October 4, 2017, the pay dates provided in Paragraph 3A(1) and (2) above will be delayed and the first payment provided above will be made on the first of Employer’s regularly scheduled bi-weekly pay dates beginning no fewer than ten calendar days after such irrevocable date; provided, however that commencement of payment will not be delayed longer than 10 days after expiration of any period within which Executive must deliver a release in order to commence payment and if the period to deliver the release would span two tax years payment will not start until the second tax year. If Employer changes its payroll cycle and pay dates throughout the period for payment provided above, the dates for payments based on specific pay dates shall be adjusted accordingly but in no case will any payment be made later than two weeks after the date originally scheduled and not payment originally scheduled to occur in one tax year may not be postponed until a later tax year.

4.           Potential LTIP Benefit. During active employment Executive participated in the LTIP. Capitalized terms in the balance of this Paragraph are defined in the LTIP. Section 5.3 of the LTIP provides for payment of a Liquidity Event Bonus, subject to the requirement in Section 7.1 of the LTIP that a Participant in the LTIP be actively employed at the effective time of the Liquidity Event. In consideration of the Executive’s long service with the Employer during which he has contributed greatly to the long-term success of the Employer and notwithstanding the requirement in Section 7.1 of the LTIP, Executive will be eligible to receive a Liquidity Event Bonus payment under the LTIP, in accordance with the balance of the terms of the LTIP, if a definitive agreement for a Liquidity Event is signed within two years after his Separation Date, even if the effective time of such Liquidity Event as defined in the LTIP occurs after the expiration of the two-year period. For this purpose, Executive’s Average Sharing Percentage will be determined as of the date of his termination of employment and will remain unchanged. All other terms and conditions of the LTIP will govern payment of the Liquidity Event Bonus, if any. Executive will not be eligible for any other bonuses or payments under the LTIP after the effective date of this Agreement.

5.           Code Section 409A.

A.           Payments under this Agreement that will constitute non-exempt “deferred compensation” for purposes of Section 409A that otherwise would be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a “specified employee” (as defined under Section 409A), then, subject to any permissible acceleration of payment by the Employer under Treasury Regulations Sections 1.409A-3(j)(4), commencement of the amount of such non-exempt deferred compensation that otherwise would be payable during the six-month period immediately following Executive’s separation from service will be delayed until the first of Employer’s regularly scheduled pay dates in the seventh month following Executive’s separation from service, and the normal payment schedule for any remaining payments or will start at that date.

B.           Any payment or benefit required to be paid hereunder on account of Executive’s termination of employment, service (or any other similar term) will be made only in connection with Executive’s “separation from service,” within the meaning of Section 409A.

C.           To the extent permitted by Code Section 409A, and notwithstanding any provision of this Agreement to the contrary, the Employer, in its sole discretion, may elect to accelerate the time or form of payment of a benefit owed to Executive in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-3(j)(4).

D.           Employer may take any action considered to be corrective in nature concerning compliance with Code Section 409A, as described in Internal Revenue Service Notice 2010-6.

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E.           Employer will not be subject to any claim, liability, or expense, and will not have any obligation to indemnify or otherwise protect Executive, from the obligation to pay any taxes imposed on Executive under Section 409A.

6.           Executive’s Death. If Executive dies before completion of all amounts due under this Agreement, any remaining amounts due under Paragraph 3A (1) – (5) and 3B will be payable to Executive’s estate. Payment of the Insurance Supplement under Paragraph 3C will cease with Executive’s death. If Executive dies prior to the date when the Liquidity Event Bonus under the LTIP is payable under Section 4 above, the Liquidity Event Bonus will be payable to the personal representative of Executive’s estate.

7.           Release. Subject to Paragraph 8, in exchange for the promises which Employer makes in this Agreement, Executive agrees:

A.           To generally release, satisfy and forever discharge Employer, Bluegreen Corporation, and each and all of their respective predecessors, parent companies, successors, subsidiaries, affiliates, related entities, divisions, and assigns, and each and all of their respective past and present officers, directors, members, employees, consultants, agents, insurers, attorneys, and assigns (collectively referred to as the “Released Parties”) from any and all claims, demands or liabilities whatsoever, whether known or unknown, which Executive ever had or may now have from the beginning of time to the date of this Agreement. This release includes, without limitation, any claims, demands or liabilities relating to or arising out of Executive’s employment with any of the Released Parties and separation of employment with Employer pursuant to any federal, state, or local employment laws, regulations, ordinances, or executive orders prohibiting, among other things, age, race, color, sex, pregnancy, national origin, ancestry, religion, marital status, familial status, sexual orientation, genetic information, gender identity, gender expression, actual or perceived status as a victim of domestic violence, dating violence or stalking, handicap, and disability discrimination.

(1)          This release includes, but is not limited to, any and all actions, claims and demands under:

the Age Discrimination Employment Act (the “ADEA”) and the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq.;
Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq. as amended;
the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (the “ADA”), as amended;
the Equal Pay Act of 1963, 29 U.S.C. §206(d);
the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq. (the “FMLA”);
the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101, et seq.;
the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, et seq.
42 U.S.C. §§ 1981 through 1988;
the Employee Polygraph Protection Act, 29 U.S.C. § 2001, et seq.;
the Civil Rights Act of 1866 and 1871, 42. U.S.C. §§ 1982, 1983, 1985, and 1986;
the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.;
the Immigration Reform and Control Act of 1986, 8 U.S.C. § 1101, et seq.;
the Uniform Services Employment and Reemployment Rights Act of 1994 (“USERRA”), 38 U.S.C. §4301, et seq.;
the Employee Retirement Income Security Act of 1974 (“ERISA”) as amended, 29 U.S.C. §1001, et seq. (excluding any vested benefits under any Employee Retirement Plan);

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the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.;
the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.;
the Genetic Information Non-Discrimination Act of 2008, 42 U.S.C. § 2000ff, et seq.;
the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 300gg, 29 U.S.C. § 1181, et seq., and 42 U.S.C. § 1320d-6, et seq.;
the Florida and Federal Constitutions;
the Florida Human Rights Act of 1977 and the Florida Civil Rights Act of 1992 as amended, Chapter 760 Florida Statutes;
the Florida Private Sector Whistleblower’s Act, Fla. Stat. §448.101, et seq.;
Florida Workers’ Compensation Retaliation Statute, Fla. Stat. §440.205;
Florida’s wage payment and wage discrimination laws, including, without limitation, Fla. Stat. §§ 448.07, 448.08, 448.110, 725.07;
Florida Minimum Wage Act, Fla. Stat. § 448.110;
the Florida AIDS Act, Fla. Stat. §§ 10.1125, 381.00 and 760.50;
Florida Discrimination on Basis of Sickle Cell Trait Law, Fla. Stat. §448.075;
The Indiana Wage Payment and Wage Claims Acts (Ind. Code Ann. 22-2-5-2, 22-2-2-4, 22-2-5-9, 22-2-9-1, et seq.);
The Indiana Civil Rights Act (Ind. Code Ann. §§ 22-9-1 to 22-9-1-18);
The Indiana Age Bias Law (Ind. Code Ann. §§ 22-9-2-1 to 22-9-2-11);
all local and county ordinances governing the employment relationship; and
any other federal, state or local statute, executive order, regulation or ordinance relating to or dealing with unpaid wages, employment, employment discrimination, retaliation, conspiracy, tortious or wrongful discharge.

(2)          This release also includes, but is not limited to: (i) any and all actions, claims and demands for breach of contract and breach of employment contract (whether oral, express or implied) between Executive and any of the Released Parties; (ii) any and all claims for wrongful discharge, unpaid wages, future wage loss, employee benefits, bonuses, stock options, experts’ fees, medical fees, attorneys’ fees and costs, penalties and damages of all types, including, but not limited to, punitive and compensatory damages and emotional distress damages against any of the Released Parties; and (iii) any and all actions, claims and demands for tort damages (whether intentional or negligent) and/or personal injury or sickness, such as defamation, slander, libel, fraud, misrepresentation, invasion of privacy, assault, battery, negligence, negligent supervision, hiring, or retention, promissory estoppels, detrimental reliance, intentional or negligent infliction of emotional distress, breach of a covenant of good faith and fair dealing, false imprisonment, and any other offense against any of the Released Parties. The foregoing list is meant to be illustrative rather than exhaustive.

(3)          Notwithstanding the above, Executive acknowledges that he is not waiving any rights or claims that may arise after this Agreement is signed, claims for unemployment compensation benefits (also referred to as reemployment assistance benefits), claims for workers’ compensation benefits (with the exception of claims arising under §440.205, Fla. Stat.), or any other rights or claims that by law cannot be released in this Agreement.

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8.           Contact with Government Agencies. Notwithstanding Paragraph 7, this Agreement does not prohibit Executive from filing a charge or complaint with, communicating with, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the Florida Commission on Human Relations (“FCHR”), the National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), the Securities and Exchange Commission (“SEC”), or any other federal, state, or local agency or department and such communication is not limited by any non-disparagement obligation in this Agreement. However, with respect to the claims Executive is waiving, Executive acknowledges that he is waiving his right to recover money or other relief in any action that he might institute, and Executive also is waiving his right to recover money or other relief in any action that might be brought on Executive’s behalf by any other person or entity including, but not limited to, the State of Florida, the EEOC, the NLRB, the DOL, or any other federal, state, or local agency or department. Notwithstanding the foregoing, this Agreement does not limit Executive’s right to receive an award for information provided to the SEC (or any other securities regulatory agency or authority).

9.           Executive Representations. Executive acknowledges that he has been properly paid for all of his past wages, commissions, compensation, bonuses, leave payments and/or benefits due as of the date of this Agreement and that no such additional amounts are due to him. Notwithstanding the above, Executive will be paid a true-up for Executive’s incentive compensation against advanced draws he has received on both his Field Operating Profit Bonus (“FOPB”) and his Cash Receipts on Sales (“CRS”) through August 31, 2017. The amounts due, if any, on the FOPB and CRS will be paid to Executive within thirty (30) days after the Separation Date. The Executive shall also receive his Total Company Sales (“Time Share Sales”) Override as calculated up to September 8, 2017 and such amount will be paid in due course on good sales as they become reported to the Employer. Executive shall not be entitled to the Customer Care Bonus (which is an annual discretionary bonus.) or any pro rata amount of such bonus or true up thereon.

10.         Non-Solicitation of Employees. For a period of twenty-four (24) months after the Separation Date (the “Restriction Period”), Executive shall not directly or indirectly contact, induce, encourage to apply, hire, cause to be hired, retain, recruit, engage, attempt to induce away, or solicit (or assist any other individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof [each a “Person”] to contact, induce or solicit) for employment any person who is, or within twenty-four (24) months prior to the date of such solicitation was, an employee of the Employer or any of its affiliates.

11.         Interference with Business Relationships. During the Restriction Period, Executive shall not directly or indirectly induce, recruit, attempt to induce away, or solicit (or assist any Person to induce or solicit) any customer, vendor or client of the Employer or its affiliates to terminate its relationship or otherwise cease, diminish or curtail doing business in whole or in part with the Executive or its affiliates, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Employer or its affiliates and any of its or their customers, vendors or clients so as to cause harm to the Employer or its affiliates, including jeopardizing the Employer’s growth potential with any client, vendor or customer.

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12.         Agreement Not To Compete.

A.           During the Restriction Period, Executive agrees that he shall not become an owner, employee, consultant, partner, manager, director, or contractor of any entity or person that is a Competitor of the Employer and located or doing business anywhere in Florida, Indiana, Missouri, South Carolina, Tennessee or any other state or territory where the Employer is doing business or has invested time, manpower, or money in preparation of doing business during the Restriction Period (the “Restricted Area”). Also, during the Restriction Period, Executive shall not, directly or indirectly, invest in, lend money to, financially benefit from, or perform work or services for any entity or person that is a Competitor of the Employer anywhere in the Restricted Area. “Competitor” as used in this Agreement means any entity or person engaged in any business in which the Employer or any of its subsidiaries has engaged or proposes to engage, including, but not limited to, timeshare, hospitality, resort or hotel operations; or marketing, selling or servicing: 1) timeshare, 2) vacation club and/or 3) vacation ownership interests (including fee-based services). “Competitor” also means any online marketplace hospitality service provider or search engine provider of short and long term vacation rentals (e.g. Airbnb, VRBO, HomeAway, Tripping.com, Flipkey) or any person or entity using any and all forms of media, including without limitation print media, web-based multi-media, internet or any other method of delivery whether now known or hereafter developed or conceived that is primarily focused on marketing, selling or servicing timeshares, vacation ownership interests, vacation clubs, vacation rentals, resorts or hotels.

B.           Notwithstanding the foregoing, the covenants contained in this Paragraph 12 shall not prevent Executive from having passive investments of less than one percent (1%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system.

C.           The parties acknowledge and agree that this Paragraph 12 is intended to encompass any activity or conduct undertaken within the Restricted Area, as well as any activity or conduct directed toward the Restricted Area from outside the Restricted Area, regardless of the actual physical business address or location of Executive at the time the activity or conduct is undertaken.

D.           Provided further that nothing herein shall be construed to prohibit Executive’s employment in a separately operated subsidiary or other business unit of a company that would not be a Competitor but for common ownership with a Competitor so long as written assurances regarding the non-competitive nature of Executive’s position that are satisfactory to the Employer have been provided by Executive and the new employer in advance.

13.         Extension of Restricted Period. Executive further agrees that should legal proceedings be initiated by Employer to enforce the restrictive covenant contained in Paragraphs 10, 11 and 12, the 24-month duration of this covenant will start as of the date of entry of an order granting Employer injunctive, monetary or other relief from Executive’s actual or threatened breach of said covenant and will remain in effect for the succeeding 24 months.

14.         Independent Covenants. The covenants set forth in Paragraphs 10, 11 and 12 herein shall be construed as agreements independent of any other provision in this Agreement or any other agreement, by, between, among, or affecting any of the Released Parties and Executive, and the existence of any claim or cause of action of Executive against any of the Released Parties whether predicated on another covenant or provision of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any other covenant.in this Agreement or otherwise.

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15.         Confidentiality/Disclosure Restrictions.

A.           Executive acknowledges that, during his employment with Employer, he had access to valuable confidential business or professional information belonging to Employer, including: lists of current and former customers/clients, prospects, price lists, pricing incentives, pricing systems, customer/client information, non-public guest information derived from the guests, customer and guest lists, contracts, lead slips, invoices, sales figures, projections, marketing plans, strategies, budgets, financial condition, financial data, accounting methods, data bases, business leads, list of suppliers, lists of current and potential investors, manuals, training materials, confidential reports, and other confidential information (hereinafter referred to as “Confidential Proprietary Information”). The term “Confidential Proprietary Information” shall also mean any trade secret, as defined by the Florida Uniform Trade Secrets Act. Executive agrees that he will not, unless required by court order, judgment or decree, directly or indirectly use, divulge, furnish, or make accessible any Confidential Proprietary Information to any other Person or entity. This condition shall not prevent Executive from using or divulging Proprietary Information that is now in the public domain or hereafter becomes part of the public domain. In addition, nothing in this Agreement is intended to or shall interfere with Executive’s right to participate in a proceeding with any appropriate federal, state or local government agency enforcing discrimination or securities laws, nor shall this Agreement prohibit Executive from communicating or cooperating with any such agency in its investigation.

B.           Executive agrees that all matters relating to this Agreement are strictly confidential. Executive further agrees that he and his attorney(s), spouse, and representatives will not publicize, disclose or give out any information concerning the terms of this Agreement, the content of the negotiations and discussions pertaining to this Agreement to any third person or entity. Executive expressly agrees that he cannot disclose or disseminate this Agreement to the print or broadcast media, any Internet communication outlet or to individuals that Executive knows or has reason to know are past or present employees, contractors, clients/customers and vendors of Employer. Executive agrees that he will be responsible and liable to Employer for any breach of confidentiality by his spouse.

C.           Notwithstanding the forgoing Subparagraph B, Executive may disclose this Agreement on the following conditions: (i) Executive may advise his attorney(s), spouse, accountant(s), tax preparers, and the Internal Revenue Service (“IRS”), that he received income as a result of a settlement agreement relating to his employment and the amount received; (ii) to federal regulatory authorities or law enforcement officers provided that such compliance does not exceed that required by law, regulation, or order; (iii) to a court for purposes of bringing a legal challenge to the validity of the Agreement under the Age Discrimination in Employment Act; (iv) in connection with any charge or complaint filed by Executive with the EEOC, NLRB, or any federal, state, or local department or agency; and (v) if subpoenaed by a party to a lawsuit, ordered by a court or otherwise legally compelled, Executive may testify or provide information regarding this Agreement or may produce the Agreement, provided that he gives notice within three (3) business days of receipt of any subpoena, court order or other related communication (oral or written) to Susan J. Saturday, Chief Human Resources Officer, Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431, so that Employer can assert any objections prior to Executive’s appearance at an interview, deposition, hearing or trial. Executive acknowledges that he waives any objection to Employer’s request that the document production or his testimony be done in camera and under seal.

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D.           To avoid ambiguity, nothing in the foregoing subparagraph C or this Agreement prohibits or restricts Executive from initiating communications directly with, responding to an inquiry from, or providing testimony before the SEC or any other federal or state regulatory authority/agency regarding this Agreement or a possible securities law violation.

E.           The obligations contained in Paragraph 15A and 15B will remain in force regardless of whether this Agreement or any portion thereof is ever filed with a court or an administrative agency. If a court adjudges that a party has breached this provision, the non-breaching party shall have the legal and equitable right to enforce the terms of this Agreement.

16.         Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provisions of this Agreement: (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (2) If Executive files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Executive may disclose Employer’s trade secrets to Executive’s attorney and use the trade secret information in a court proceeding if the Executive: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to a court order.

17.         Specific Performance and Injunctive Relief. Executive agrees that the covenants contained herein are reasonable and necessary to protect the goodwill and legitimate business interests of Employer. Employer and Executive agree that the covenants contained herein are severable and separate, and the unenforceability of any specific covenant therein will not affect the validity of any other covenant. Employer and Executive stipulate that, as between them, the restrictive covenants contained in Paragraphs 10, 11, 12, and 15, are important and material and gravely affect the effective and successful conduct of the business of Employer, and that a suit for damages upon violation or breach of any of the provisions of this Agreement will be inadequate. Executive further acknowledges that a violation of the covenants contained in Paragraphs 10, 11, 12, and 15 would cause irreparable injury to Employer. Executive agrees that, in the event of any violation or breach, or threatened violation or breach, of all provisions of this Agreement, Employer shall have the right and remedy to have all provisions of this Agreement specifically enforced by a court of competent jurisdiction, including obtaining an injunction to prevent any continuing violation thereof, it being acknowledged and agreed by Executive that any such breach or threatened breach will cause irreparable injury to Employer and that money damages will be difficult to ascertain and will not provide an adequate remedy to Employer.

18.         Documents. Executive represents and warrants that he has not taken any documents (electronic or hard copy) which contain or represent Confidential Proprietary Information of Employer.

19.         Return of Property. Executive agrees, as a condition precedent to receipt of any money pursuant to this Agreement, that he will deliver to Employer any and all equipment, tools, files, books, notebooks, financial statements, passwords, codes, manuals, handbooks, equipment, computers, cell phones, tablets, software, hardware, keys, fobs, portable electronic devices, computer disks, flash drives and other portable storage devices, data and other documents and materials in his/her possession or control relating to any of Employer’s Confidential Proprietary Information, or which is otherwise the property of Employer or its clients/customers or guests. Executive further acknowledges that he has not retained and will not retain any copies, duplicates, reproductions, or excerpts of Employer’s Confidential Proprietary Information.

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20.         Non-Disparagement. Executive agrees that he will not criticize, defame, or make negative comments about Employer or the Released Parties to any of its/their employees, contractors, customers/clients, guests, vendors, suppliers, financial or credit institutions, to the print or broadcast media, to any Internet communication outlet, or to any other third party. However, Executive retains the right to communicate with the EEOC, DOL, NLRB, SEC, and comparable state or local agencies and such communication can be initiated by Executive or in response to the government, and is not limited by any non-disparagement obligation in this Agreement. In addition, nothing contained in this paragraph shall or is intended to preclude Executive from testifying truthfully pursuant to any government or regulatory investigation or pursuant to subpoena or other court order, subject to the terms of Paragraph 15.

21.         Neutral Reference. Executive understands that Employer will provide a neutral reference/employment verification to any prospective employer, provided that the prospective employer’s request is directed, in writing, to Susan J. Saturday, Chief Human Resources Officer, Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431. Such reference/verification will be limited to Executive’s name, position and dates of employment (without characterization of termination reason).

22.         No Bankruptcy or Liens. Executive represents that he is not presently a debtor in a pending bankruptcy proceeding and has not filed for bankruptcy at any time in the past seven (7) years. Executive also represents that the amount he will receive under this Agreement is not subject to lien, levy, garnishment, or wage deduction order, including, but not limited to, a child support order.

23.         ADEA. Executive understands that no rights or claims arising under the Age Discrimination in Employment Act (“ADEA”) after the date this Agreement is signed are waived.

24.         Specific Release of ADEA Claims. The following information is required by the ADEA and the Older Workers Benefit Protection Act, which applies to Executive’s release of claims:

A.           Executive acknowledges that he received a copy of this Agreement on September 1, 2017 and that he has sixty (60) calendar days to consider and accept the terms of this Agreement, although Executive may sign it sooner if desired. To accept this Agreement, Executive must sign and date this Agreement and then return the signed Agreement (via hand delivery, certified mail, or overnight delivery) to Susan J. Saturday, Chief Human Resources Officer, Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida.

B.           Executive understands that after he signs this Agreement, Executive has seven (7) additional days to change his mind and revoke his acceptance of the Agreement. To revoke Executive’s acceptance, he must send a written statement of revocation within seven (7) days after he signed this Agreement (via hand delivery, certified mail, or overnight delivery) to: Susan J. Saturday, Chief Human Resources Officer, Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431.

C.           Executive further understands that the payments described in this Agreement will not be paid until after this seven-day revocation period expires and that if he revokes this Agreement, he is not entitled to any payments described in this Agreement. Executive also understands that if he does not revoke this Agreement, it will take effect on the eighth (8th) day after he signs the Agreement. Executive further agrees that any revisions, material or otherwise, made to this Agreement do not restart the sixty (60) day consideration period described above.

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D.           Executive should consult with an attorney prior to signing this Agreement.

25.         Transition of Work/Cooperation. As a material term of this Agreement, Executive agrees to use his best efforts to assist Employer with the orderly transition of Executive’s work assignments. Executive further agrees to reasonably cooperate with Employer and/or its counsel in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Employer that relate in any way to events or occurrences that transpired while Executive was employed by Employer (excluding any claims or actions that are brought by Executive or on behalf of Executive). Executive’s cooperation in connection with such claims or actions will include, but not be limited to, being available to meet with Employer’s counsel or representative to prepare for discovery or any legal proceeding at mutually convenient times, and making himself available to testify truthfully in deposition and at trial. Employer will reimburse Executive for all reasonable, pre-approved out-of-pocket costs and expenses (but not including attorney’s fees and costs or compensation for time) that Executive incurs in connection with Executive’s obligations under this paragraph. Executive further acknowledges that the obligations set forth in this paragraph are on-going in nature and continue after Executive’s separation from employment and after completion of the payment of the separation benefits discussed in this Agreement.

26.         Tax Reporting of Compensation Paid under this Agreement. Executive and Employer acknowledge:

A.           The cash payments provided under Paragraph 3A (1), (2) and (4) and Paragraphs 3B and 3C of this Agreement will be reported on Executive’s Form W-2 as taxable compensation for the year of payment;

B.           Employer will report the aggregate amount of payments described in Paragraph 3A (3) and (5) on Executive’s Form W-2 as compensation taxable under Code Section 409A in 2017;

C.           Any amount payable due to the occurrence of a Liquidity Event under the LTIP, as provided in Paragraph 4, will be reported as taxable compensation on Executive’s Form W-2 in accordance with the terms of payment provided under the LTIP and as reasonably determined by the Employer to be required by law; and

D.           All other payments and benefits provided under this Agreement that are required pursuant to the Internal Revenue Code to be treated as taxable compensation will be reported on Executive’s Form W-2 for the year the payment or benefit is provided and as reasonably determined by the Employer to be required by law.

27.         Prior Agreement. This Agreement supersedes and is in lieu of any and all other employment arrangements between the Executive and any of the Released Parties and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect, excluding potential LTIP payments as set forth in Paragraph 4, above.

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28.         Authority to Sign. Employer represents and warrants that the person signing this Agreement has the authority to act on behalf of Employer and to bind Employer and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through Executive to bind him to the terms and conditions of this Agreement.

29.         Nonadmission. This Agreement does not constitute an admission of a violation of any law, order, regulation, or enactment, or of wrongdoing of any kind by Employer.

30.         No Reliance. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

31.         Construction. Executive agrees that, having had the opportunity to obtain the advice of legal counsel to review, comment upon, and redraft this Agreement, this Agreement shall be construed as if the parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

32.         Entire Agreement. Executive and Employer acknowledge that this Agreement constitutes the entire agreement between them with respect to the matters set forth in this Agreement.

33.         Modification. This Agreement may only be amended in writing if signed by both Employer’s President and CEO, and Executive.

34.         Severability. If any provision of this Agreement, other than Paragraph 7, is determined by a court or administrative agency to be invalid or unenforceable for any reason, then the parties agree that the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect provided that both parties may still effectively realize the complete benefit of the promises and considerations conferred hereby.

35.         Waiver. The failure of any provision of this Agreement shall in no manner affect the right to enforce this Agreement, and the waiver by Executive or Employer of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of a breach of any other provision.

36.         Attorneys’ Fees and Costs. In the event that either party to this Agreement commences an action for damages, injunctive relief, or to enforce the provisions of the Agreement, the prevailing party in any such action shall be entitled to an award of its reasonable attorney's fees and all costs including appellate fees and costs, incurred in connection therewith as determined by the court in any such action.

37.         Governing Law, Jurisdiction and Venue. This Agreement, its interpretation, and all questions concerning the execution, validity, capacity of the parties and the performance of this Agreement, shall be governed solely by the laws of the State of Florida, without regard to any choice-of-law principles that might direct application of the laws of any other jurisdiction. The parties agree that any and all actions arising out of, based upon or relating to this Agreement or Executive’s employment with the Employer may be brought solely in the Circuit or County Court located in Palm Beach County, Florida or, if federal jurisdiction is appropriate, the federal court located in Palm Beach County, Florida. Executive expressly and irrevocably: (i) consents to the exclusive jurisdiction of such Florida courts; (ii) agrees that this Agreement is entered into in the State of Florida and any breach of this Agreement shall be deemed a breach of a contract in the State of Florida pursuant to Florida Statutes Section 48.193(1)(a) or any similar statute or amendment enacted by the Florida legislature; (iii) agrees that he is subject to personal jurisdiction in such Florida courts, and that he has the requisite contacts with the State of Florida such that the exercise of personal jurisdiction complies with Florida’s long arm statute and the requirements of due process; (iv) agrees that venue is appropriate in such courts; (v) waives any defense or objection based on a lack of personal jurisdiction; (vi) waives any argument that such courts are an improper venue or an inconvenient forum; and (vii) agrees that in the event any action arising out of, based on or relating in any way to this Agreement or his employment with the Employer is instituted in any court other than the state or federal courts located in Palm Beach County, Florida, that he will not object to, but rather will affirmatively consent to, the Employer’s efforts to have such action dismissed or, if appropriate, transferred to the appropriate state or federal court located Palm Beach County, Florida.

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38.         JURY TRIAL WAIVER. EACH PARTY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH OR CLAIMS AGAINST ANY OF THE RELEASED PARTIES.

39.         Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Each party may execute this Agreement using an electronic signature and such signature shall be treated in all respects as having the same effect as an original signature. The parties agree that a signature transmitted via facsimile or electronic mail shall be deemed original for all purposes hereunder.

40.         Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE; THAT HE HAS CAREFULLY REVIEWED AND CONSIDERED THIS AGREEMENT; THAT HE UNDERSTANDS THE TERMS OF THE AGREEMENT AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO HIM TO SIGN THIS AGREEMENT ARE THOSE STATED IN THIS AGREEMENT; AND THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASED PARTIES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

41.         Adequacy of Consideration. The parties further acknowledge the adequacy of the consideration provided herein by each to the other, that this is a legally binding document, and that they intend to be bound by and faithful to its terms.

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Executive Is Advised To Consult An Attorney Before Signing This Agreement.

9/25/2017	/s/ David Bidgood
DATE	David Bidgood

9/26/2017	BLUEGREEN VACATIONS
DATE	UNLIMITED, INC.

By:	/s/ Susan J. Saturday

Print Name:	Susan J. Saturday

Title:	Senior Vice President

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